SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               FORM 8-K

                             CURRENT REPORT


            Pursuant to Section 13 or Section 15(d) of the
                    Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  March 18, 1999



                       ICN PHARMACEUTICALS, INC.
        (Exact name of registrant as specified in its charter)



  Delaware                        1-11397                           33-0628076
(State or other            (Commission File Number)               (IRS Employer
 jurisdiction of                                         Identification Number)
 Incorporation)


3300 Hyland Avenue, Costa Mesa, California                              92626
 (Address of principal executive offices)                            (Zip code)


Registrant's telephone number, including area code:  (714) 545-0100


                          Not Applicable
      (Former name or address, if changed since last report)

 ITEM 5: OTHER EVENTS


         On February 6, 1999, the government of the Federal Republic of Yugoslavia ("Yugoslavia") acting through the Federal Ministry of health and/or the Ministry of Health of Serbia, seized control of the Company's 75% owned subsidiary, ICN Yugoslavia. This action, based on a decision by the Ministry for Economic and Property Transformation that was reached on November 26, 1998, effectively reduced the Company's equity ownership of ICN Yugoslavia from 75% to 35%. The Ministry of Economic and Property Transformation decision was based on the unilaterally imposed recalculation of the Company's original capital contribution to ICN Yugoslavia. Subsequent to the seizure, the Commercial Court of Belgrade issued an order stating that a change in control had occurred. These actions were taken, contrary to Yugoslav law, without any notification to or representation by the Company. Since the change of control, representatives of the Company and ICN Yugoslavia's management have been denied access to the premises.

         The Company believes that this action was unlawful and violates the provisions of the Foundation Agreement entered into in 1991 when ICN Yugoslavia was formed. The Company has filed suit in the United States District Court seeking damages as well as the return of the assets unlawfully seized by the government of Yugoslavia.

         As a result of the above-described actions, the Company recorded a charge of $230 million in the fourth quarter of 1998, reflecting a write-off of the Company's investment in ICN Yugoslavia and related investment.

         For the year ended December 31, 1997 and the nine months ended September 30, 1998, sales of ICN Yugoslavia were $226 million (30% of total sales) and $126 million (20% of total sales), respectively.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                               ICN PHARMACEUTICALS, INC.



Date:  March 18, 1999         By:   /s/ David C. Watt
                                    ----------------------------------------
                                    David C. Watt
                                    Executive Vice President
                                    General Counsel and Corporate Secretary